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                      March 21, 2023

       Worthing Jackman
       President and Chief Executive Officer
       Waste Connections, Inc.
       6220 Hwy 7, Suite 600
       Woodbridge
       Ontario L4H 4G3
       Canada

                                                        Re: Waste Connections,
Inc.
                                                            Form 10-K for the
Fiscal Year ended December 31, 2022
                                                            Filed February 16,
2023
                                                            File No. 001-34370

       Dear Worthing Jackman:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation